                                                                Exhibit 10.39(i)


                                                                  EXECUTION COPY


       =================================================================





                                  $100,000,000

                                CREDIT AGREEMENT

                         DATED AS OF NOVEMBER 16, 1992

                                     AMONG

                          UNDERWRITERS RE CORPORATION,

                            THE LENDERS NAMED HEREIN

                                      AND

                      THE FIRST NATIONAL BANK OF CHICAGO,
                                    AS AGENT




       =================================================================

                               TABLE OF CONTENTS


                                          ARTICLE I

DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

                                          ARTICLE II

THE CREDITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

         2.1.  Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         2.2.  Ratable Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.3.  Types of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.4.  Commitment Fee; Reductions in Aggregate
               Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.5.  Minimum Amount of Each Advance   . . . . . . . . . . . . . . . . . . . . . . .   19
         2.6.  Optional Principal Payments  . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.7.  Mandatory Commitment Reductions  . . . . . . . . . . . . . . . . . . . . . . .   19
         2.8.  Method of Selecting Types and Interest Periods for
                  New Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         2.9.  Conversion and Continuation of Outstanding
                  Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         2.10. Interest Rate, Changes etc.. . . . . . . . . . . . . . . . . . . . . . . . . .   22
         2.11. Rates Applicable After Default . . . . . . . . . . . . . . . . . . . . . . . .   22
         2.12. Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         2.13. Notes; Telephonic Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         2.14. Interest Payment Dates; Interest and Fee Basis . . . . . . . . . . . . . . . .   23
         2.15. Notification of Advances, Interest Rates,
                  Prepayments and Commitment Reductions . . . . . . . . . . . . . . . . . . .   23
         2.16. Lending Installations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         2.17. Non-Receipt of Funds by the Agent  . . . . . . . . . . . . . . . . . . . . . .   24
         2.18. Withholding Tax Exemption  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         2.19. Agent's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

                                          ARTICLE III

CHANGE IN CIRCUMSTANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

         3.1. Yield Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         3.2. Changes in Capital Adequacy Regulations . . . . . . . . . . . . . . . . . . . .   26
         3.3. Availability of Types of Advances . . . . . . . . . . . . . . . . . . . . . . .   26
         3.4. Funding Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         3.5. Lender Statements; Survival of Indemnity  . . . . . . . . . . . . . . . . . . .   27
         3.6. Net Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

                                          ARTICLE IV

CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

         4.1. Initial Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.2. Each Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

                                          ARTICLE V

REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

         5.1.  Corporate Existence and Standing . . . . . . . . . . . . . . . . . . . . . . .   31
         5.2.  Authorization and Validity . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.3.  Compliance with Laws and Contracts . . . . . . . . . . . . . . . . . . . . . .   31
         5.4.  Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         5.5.  Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         5.6.  Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         5.7.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         5.8.  Litigation and Third Party Obligations . . . . . . . . . . . . . . . . . . . .   33
         5.9.  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         5.10. ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         5.11. Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         5.12. Federal Reserve Regulations  . . . . . . . . . . . . . . . . . . . . . . . . .   34
         5.13. Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         5.14. Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         5.15. Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         5.16. Ownership of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         5.17. Stock of the Borrower, etc.  . . . . . . . . . . . . . . . . . . . . . . . . .   35
         5.18. Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         5.19. Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         5.20. Retirement Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         5.21. Employee Controversies . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         5.22. Material Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         5.23. Insurance Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         5.24. Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         5.25. Corporate Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         5.26. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         5.27. A.M. Best Rating . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

                                          ARTICLE VI

COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

         6.1.  Financial Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         6.2.  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.3.  Notice of Default and Other Matters . . . . . . . . . . . . . . . . . . . . . .  41
         6.4.  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.5.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.6.  Corporate Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.7.  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.8.  Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.9.  Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.10. Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         6.11. Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         6.12. Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         6.13. Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         6.14. Sale of Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         6.15. Sale and Leaseback . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         6.16. Investments and Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . .   45


         6.17. Third Party Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         6.18. Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         6.19. Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         6.20. Rentals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         6.21. Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         6.22. Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         6.23. Financial Undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         6.24. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         6.25. Agreements as to Prohibited Acts . . . . . . . . . . . . . . . . . . . . . . .   50
         6.26. Change in Corporate Structure  . . . . . . . . . . . . . . . . . . . . . . . .   50
         6.27. Inconsistent Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         6.28. Borrower Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . .   50
                 6.28.1.  Minimum Tangible Net Worth  . . . . . . . . . . . . . . . . . . . .   50
                 6.28.2.  Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . . . .   51
         6.29. Insurance Company Financial Covenants  . . . . . . . . . . . . . . . . . . . .   51
                 6.29.1. Surplus as Regards Policyholders . . . . . . . . . . . . . . . . . .   51
                 6.29.2. Operating Leverage . . . . . . . . . . . . . . . . . . . . . . . . .   51
                 6.29.3. Statutory Income . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         6.30. Tax Consolidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         6.31. Reports to NAIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         6.32. Additional Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         6.33. Multiemployer Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         6.34. CUIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

                                          ARTICLE VII

DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

                                          ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . .   56

         8.1.  Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         8.2.  Waivers and Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         8.3.  Preservation of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

                                          ARTICLE IX

GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

         9.1.  Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . .   58
         9.2.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         9.3.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         9.4.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         9.5.  Several Obligations; Benefits of this Agreement  . . . . . . . . . . . . . . .   58
         9.6.  Expenses; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         9.7.  Numbers of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         9.8.  Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         9.9.  Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         9.10. Nonliability of Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         9.11. CHOICE OF LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         9.12. CONSENT TO JURISDICTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

         9.13. WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         9.14. Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         9.15. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

                                          ARTICLE X

THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

         10.1.  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         10.2.  Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
         10.3.  General Immunity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
         10.4.  No Responsibility for Loans, Recitals, etc. . . . . . . . . . . . . . . . . .   62
         10.5.  Action on Instructions of Lenders . . . . . . . . . . . . . . . . . . . . . .   62
         10.6.  Employment of Agents and Counsel  . . . . . . . . . . . . . . . . . . . . . .   62
         10.7.  Reliance on Documents; Counsel  . . . . . . . . . . . . . . . . . . . . . . .   63
         10.8.  Agent's Reimbursement and Indemnification . . . . . . . . . . . . . . . . . .   63
         10.9.  Rights as a Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         10.10. Lender Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         10.11. Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

                                          ARTICLE XI

SETOFF; RATABLE PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

         11.1.  Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         11.2.  Ratable Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

                                          ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS . . . . . . . . . . . . . . . . . . . . . .   65

         12.1.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         12.2.  Participations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
                 12.2.1.  Permitted Participants; Effect.   . . . . . . . . . . . . . . . . .   65
                 12.2.2.  Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
                 12.2.3.  Benefit of Setoff . . . . . . . . . . . . . . . . . . . . . . . . .   66
         12.3.  Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
                 12.3.1.  Permitted Assignments . . . . . . . . . . . . . . . . . . . . . . .   66
                 12.3.2.  Effect; Effective Date  . . . . . . . . . . . . . . . . . . . . . .   67
         12.4.  Dissemination of Information  . . . . . . . . . . . . . . . . . . . . . . . .   67
         12.5.  Tax Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

                                          ARTICLE XIII

NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

         13.1.  Giving Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         13.2.  Change of Address . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

                                          ARTICLE XIV

COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

EXHIBITS
--------

Exhibit A   --            Form of Note
Exhibit B   --            Form of Pledge Agreement
Exhibit C   --            Form of Security Agreement
Exhibit D-1 --            Form of Opinion of Arnold & Porter
Exhibit D-2 --            Form of Opinion of Roussos, Hage & Hodes
Exhibit E   --            Form of Letter of KPMG Peat Marwick
Exhibit F   --            Form of Compliance Certificate
Exhibit G   --            Form of Assignment Agreement



SCHEDULES
---------

Schedule 5.3  --          Required Consents
Schedule 5.4  --          Governmental Consents
Schedule 5.8  --          Litigation and Third Party Obligations
Schedule 5.9  --          Subsidiaries
Schedule 5.17 --          Capitalization
Schedule 5.19 --          Indebtedness
Schedule 5.23 --          Insurance Licenses and Business
Schedule 5.24 --          Environmental
Schedule 6.16 --          Investments
Schedule 6.18 --          Liens

                                CREDIT AGREEMENT


         This Agreement, dated as of November 16, 1992, is among Underwriters Re Corporation, a Delaware corporation, the Lenders and The First National Bank of Chicago, as Agent. The parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement:

         "Accounts" means all present and future rights of the Borrower and each of the Subsidiaries to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance.

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

         "Acquisition Corp." means Underwriters Re Acquisition Corp., a Delaware corporation.

         "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders hereunder.

         "Agreement" means this credit agreement, as it may be amended, supplemented or modified and in effect from time to time.

         "Agreement Accounting Principles" means United States generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day and (b) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

         "Annual Statement" means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements recommended by the NAIC to be used for filing annual statutory financial statements and shall contain the type of information recommended by the NAIC to be disclosed therein, together with all exhibits or schedules filed therewith.

         "Applicable ABR Margin" means, subject to the last sentence of this definition, the applicable of the following percentages in effect with respect to such periods as the Leverage Ratio of the Borrower shall fall within the indicated ranges:

             Leverage Ratio                  Applicable ABR Margin
--------------------------------------       ---------------------
Greater than
or Equal to              But less than
------------             -------------
 .35:1.0                     --------                       .50%
 .30:1.0                     .35:1.0                        .25%
-------                     .30:1.0                         0%

The Leverage Ratio shall be calculated by the Borrower as of the end of each of its fiscal quarters commencing March 31, 1994 and shall be reported to the Agent pursuant to a certificate executed by the chief financial officer of the Borrower and delivered in accordance with Section 6.1 in connection with the delivery by the Borrower of its financial statements. The Applicable ABR Margin shall be adjusted, if necessary, quarterly as of the tenth day after the required delivery date for each of the certificate and the financial statements provided for above; provided, that if such certificate and financial statements are not delivered by such tenth day, then the Applicable ABR Margin shall be equal to .50% for the relevant quarter. Until adjusted as described above after March 31, 1994, the Applicable ABR Margin shall be equal to .50%.

         "Applicable Eurodollar Margin" means, subject to the last sentence of this definition, the applicable of the following percentages in effect with respect to such periods as the Leverage Ratio of the Borrower shall fall within the indicated ranges:

                                                      Applicable
           Leverage Ratio                          Eurodollar Margin
--------------------------------------             -----------------
Greater than
or Equal to                       But less than
------------                      -------------
 .35:1.0                              --------             1.75%
 .30:1.0                              .35:1.0              1.50%
-------                              .30:1.0              1.25%


The Leverage Ratio shall be calculated by the Borrower as of the end of each of its fiscal quarters commencing March 31, 1994 and shall be reported to the Agent pursuant to a certificate executed by the chief financial officer of the Borrower and delivered in accordance with Section 6.1 in connection with the delivery by the Borrower of its financial statements. The Applicable Eurodollar Margin shall be adjusted, if necessary, quarterly as of the tenth day after the required delivery date for each of the certificate and the financial statements provided for above; provided, that if such certificate and financial statements are not delivered by such tenth day, then the Applicable Eurodollar Margin shall be equal to 1.75% for the relevant quarter. Until adjusted as described above after March 31, 1994, the Applicable Eurodollar Margin shall be equal to 1.75%. The Applicable Eurodollar Margin for any Interest Period shall be that in effect on the first day of such Interest Period and shall not change during such Interest Period.

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Asset Disposition" means the disposition whether by sale, merger or otherwise of any of the stock of any of Borrower's Subsidiaries, constituting at least 10% of the Consolidated Tangible Net Worth of the Borrower.

         "Asset Valuation Reserve" means, with respect to any Person, such Person's asset valuation reserve, computed in accordance with SAP.

         "Authorized Officer" means any of the chief executive officer or chief financial officer of the Borrower, acting singly.

         "Available Cash" means, at any time of determination, the sum of (a) the Borrower's cash and Investments described in Section

6.16(a)(i) - (iv) plus (b) to the extent the Borrower could then satisfy the conditions for borrowing such amounts, the excess of the then Aggregate Commitment over the aggregate outstanding principal amount of the Loans.

         "Bankruptcy Code" means Title 11, United States Code, sections 1 et seq., as the same may be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

         "Borrower" means Underwriters Re Corporation, a Delaware corporation, and its successors and assigns.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Borrowing Notice" is defined in Section 2.8.

         "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

         "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition for value of any asset that is classified on a consolidated balance sheet of the Borrower with the Subsidiaries prepared in accordance with Agreement Accounting Principles as a fixed or capital asset excluding (a) the cost of assets acquired under Capitalized Lease Obligations,
(b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (c) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed promptly by the lessor.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC Sections 9601 et. seq.), as amended by the Superfund Amendments and Reauthorization Act.

         "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 20% or more of the outstanding shares of voting stock of the Borrower or Acquisition Corp. (other than pursuant to (a) an Initial Public Offering, all or a portion of the proceeds of which are applied to reduce the Aggregate Commitment pursuant to Section 2.7(a)(ii) or (b) a merger or consolidation permitted under Section 6.12).

         "Closing Date" means the date of the initial Advance hereunder.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Collateral" means, collectively, the real and personal property of the Borrower which is pledged, assigned or mortgaged to the Agent for the benefit of the Lenders pursuant to the Loan Documents.

         "Combined Statutory Basis" means, with respect to any two or more of the Insurance Subsidiaries at any time, the financial results achieved by combining the then most recent Annual Statements or Quarterly Statements of such Insurance Subsidiaries (or any one or more parts thereof), after eliminating therefrom the amount and the effect (including, without limitation, any effect on Surplus as Regards Policyholders) of any investments, liabilities, expenses, income or other items appearing in such Annual Statements or Quarterly Statements which may have arisen out of any one or more transactions by and among any of such Insurance Subsidiaries.

         "Commitment" means, for each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate amount at any one time outstanding not exceeding the amount set forth opposite its signature below, as such amount may be modified or reduced from time to time pursuant to the terms hereof.

         "Condemnation" is defined in Section 7.8.

         "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Conversion/Continuation Notice" is defined in Section 2.9.

         "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes. The Corporate Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer. First Chicago may make commercial loans or other loans at rates of interest at, above, or below the Corporate Base Rate.

         "CUIC" means Commercial Underwriters Insurance Company, a California insurance corporation and a wholly owned subsidiary of URC.

         "Default" means an event described in Article VII.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the arithmetic average of the rates reported to the Agent by each Reference Bank as the rate at which deposits in U.S. dollars are offered by such Reference Banks to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of such Reference Bank's relevant Eurodollar Loan and having a maturity approximately equal to such Eurodollar Interest Period. If any Reference Bank fails to provide such quotation to the Agent, then the Agent shall determine the Eurodollar Base Rate on the basis of the quotations of the remaining Reference Bank(s).

         "Eurodollar Loan" means a Loan which bears interest at a Eurodollar
Rate.

         "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

         "Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended from time to time, and any successor thereto or replacement thereof which may be hereafter enacted.

         "Facility Termination Date" means December 31, 1998.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "Financial Statements" shall have the meaning set forth in Section 5.5.

         "Financial Undertaking" of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries,
(b) any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person and its Subsidiaries, (c) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options or (d) any other similar transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

         "First Chicago" means The First National Bank of Chicago in its individual capacity and its successors.

         "Fiscal Year" means the twelve-month accounting period commencing on January 1 and ending on the last day of December of each year.

         "Floating Rate" means, for any day, with respect to any Revolving Credit Advance, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable ABR Margin, in each case changing when and as the Alternate Base Rate changes.

         "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

         "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any board of insurance, insurance department or insurance commissioner.

         "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations, (f) net liabilities under interest rate swap, exchange or cap agreements, and (g) Third Party Obligations and (h) obligations for which such Person is obligated pursuant to a Letter of Credit.

         "Initial Public Offering" means the first offering after the date hereof of shares of the Borrower's or Acquisition Corp.'s common stock, or options, warrants or securities convertible into or exchangeable for, or rights to acquire, shares of such common stock, which is registered pursuant to an effective registration statement filed by the Borrower or Acquisition Corp. under the Securities Act (other than (a) a registration statement filed on Form S-4 (or any successor form thereto) or (b) a registration statement filed on Form S-8 (or any successor form thereto), or any other applicable form with respect to the issuance of shares of such common stock, or options, warrants or securities convertible into or exchangeable for, or rights to acquire, such shares of common stock, issued or to be issued or granted to directors, officers or employees of Acquisition Corp., the Borrower and its Subsidiaries).

         "Insurance Subsidiary" means any Subsidiary which is engaged in the property and casualty insurance or reinsurance business.

         "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade or extensions of credit pursuant to the existing agreements referenced in the preceding parenthetical), deposit account or contribution of capital by such Person to any other Person or any investment in, or Acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

         "IRIS Tests" means the ratios and other financial measurements developed by NAIC under its Insurance Regulatory Information System or, in lieu thereof, any substitute therefor or other system or other similar guidelines intended to measure the financial performance of companies in the property and casualty insurance industry, as the same shall be in effect from time to time.

         "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

         "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender (or its head office) or the Agent.

         "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Leverage Ratio" means, with respect to the Borrower on a consolidated basis with the Subsidiaries, at any time, the ratio of (a) the Borrower's Consolidated Indebtedness to (b) the sum of (i) the Borrower's Consolidated Indebtedness, plus (ii) the Borrower's Consolidated Tangible Net Worth; provided, that for the purposes of determining this ratio, Consolidated Indebtedness shall not include Indebtedness arising from Letters of Credit permitted by Section 6.21.

         "License" means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

         "Loan Documents" means this Agreement, the Notes, the Security Documents and the Rate Swap Agreements.

         "Managers" means URC Risk Managers, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower.

         "Margin Stock" has the meaning assigned to such term under Regulation
U.

         "Material Adverse Effect" means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform its obligations under any of the Loan Documents.

         "Material Document Effect" means a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

         "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

         "NAIC" means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissions and similar Governmental Authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such Governmental Authorities.

         "Net Available Proceeds" means (a) with respect to any Asset Disposition, the sum of cash or readily marketable cash equivalents received (including by way of a cash generating sale or discounting of a note or receivable, but excluding any other consideration received in the form of assumption by the acquiring Person of debt or other obligations relating to the properties or assets so disposed of or received in any other non-cash form) therefrom, whether at the time of such disposition or subsequent thereto, or
(b) with respect to any sale or issuance of any debt or equity securities of Acquisition Corp., the Borrower or any Subsidiary, cash or readily marketable cash equivalents received (but excluding any other non-cash form) therefrom, whether at the time of such disposition or subsequent thereto, net, in either case, of all legal, title and recording tax expenses, commissions and other fees and all costs and expenses incurred and all federal, state, local and other taxes required to be accrued as a liability as a consequence of such transactions.

         "Net Written Premium" means, with respect to any Insurance Subsidiary, the net written premiums thereof for the relevant period ("Underwriting and Investment" statement, page 8, part 2B, column 4, line 32).

         "Note" means a promissory note in the form of Exhibit A hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

         "Notice of Assignment" is defined in Section 12.3.2.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under any of the Loan Documents, including without limitation, any Rate Hedging Obligations owed to any Lender.

         "Offering Documents" means (a) the Confidential Offering Memorandum dated September 21, 1992 relating to the Borrower distributed to prospective lenders in connection with this Agreement and (b) the Borrower's Prospectus dated July 25, 1991 pertaining to the Senior Notes.

         "Participants" is defined in Section 12.2.1.

         "Payment Date" means the last Business Day of each March, June, September and December.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

         "Pledge Agreement" means that certain Stock Pledge Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, duly executed and delivered by the Borrower in favor of the Agent and the Lenders, as the same may be amended, supplemented, or otherwise modified from time to time.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "pro-rata" means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender's pro-rata share or portion based on its percentage of the Aggregate Commitment or if the Aggregate Commitment has been terminated, its percentage of the aggregate principal amount of outstanding Advances.

         "Quarterly Statement" means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements recommended by NAIC to be used for filing quarterly statutory financial statements and shall contain the type of information recommended by NAIC to be disclosed therein, together with all exhibits or schedules filed therewith.

         "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

         "Rate Swap Agreements" means interest rate swap, exchange, cap, hedging or similar interest rate protection agreements entered into by the Borrower with a Lender in respect of any portion of the Obligations.

         "Reference Banks" means First Chicago and The Bank of New York.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors applicable to member banks of the Federal Reserve System.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors applicable to member banks of the Federal Reserve System.

         "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more but does not include any amounts payable under Capitalized Leases of such Person.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

         "Required Lenders" means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances.

         "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on eurocurrency liabilities (in the case of Eurodollar Advances).

         "SAP" means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) as of the date hereof in the jurisdiction of incorporation of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Secured Obligations" means, collectively, (a) the Obligations and (b) all Rate Hedging Obligations owing to one or more Lenders.

         "Securities Act" means the Securities Act of 1933, as the same may be amended from time to time, and any successor thereto or replacement thereof which may be hereafter enacted.

         "Security Agreement" means the Security Agreement, substantially in the form of Exhibit C hereto, dated as of the date hereto, duly executed and delivered by the Borrower in favor of the Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

         "Security Documents" means the Security Agreement, the Pledge Agreement and such other agreements and amendments thereto as the Borrower may from time to time enter into with the Agent or the Lenders to secure the Obligations.

         "Senior Notes" means those certain 15% Senior Notes Due 1997 issued by the Borrower on December 30, 1987.

         "Shareholders Agreement" means that certain Shareholders Agreement, dated as of December 29, 1987, among the shareholders named therein and Acquisition Corp., as amended, modified or supplemented from time to time.

         "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Solvent" means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by the Borrower), whether or not reflected on a balance sheet prepared in accordance with Agreement Accounting Principles, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. "Solvency" shall have a correlative meaning.

         "Statutory Income" means the pre-tax statutory income of the Borrower's Consolidated Insurance Subsidiaries (excluding capital gains and losses, but adjusting the amount of investment income derived from tax-exempt securities by dividing the nominal amount of such tax-exempt investment income by a fraction equal to 1 minus the Borrower's marginal tax rate).

         "Subordinated Indebtedness" of a Person means any Indebtedness for borrowed money of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Required Lenders.

         "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

         "Substantial Portion" means Property of the Borrower and its Subsidiaries having a fair market value in excess of $15,000,000.

         "Surplus as Regards Policyholders" means, with respect to any Insurance Subsidiary at any time, the "capital stock" of such Insurance Subsidiary at such time, as determined in accordance with SAP ("Liabilities, Surplus and Other Funds" statement, Line 26 of the Annual Statement).

         "Tangible Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles, excluding the impact of unrealized gains and losses on investments in debt securities reported as a separate component of shareholder equity, less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (a) all write-ups (other than (i) write-ups resulting from foreign currency translations or (ii) write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 1991 in the book value of any asset owned by the Borrower or a consolidated Subsidiary, and (b) all unamortized debt discount and expense (other than deferred expenses related to the transactions contemplated by this

Agreement), unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

         "Tax Sharing Agreements" means the agreements referenced in Section 4.1(l), as in effect on the date hereof and as such agreements may be hereafter amended, subject to compliance with the terms hereof.

         "Third Party Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon (except to the extent arising solely by operation of law or regulation without independent action by such Person), the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit but excluding any insurance contracts, reinsurance contracts or other similar arrangements entered into by an Insurance Subsidiary in the ordinary course of its business.

         "Transferee" is defined in Section 12.4.

         "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

         "UCC" means the Illinois Uniform Commercial Code as amended or modified and in effect from time to time.

         "URC" means Underwriters Reinsurance Company, a New Hampshire insurance company and a Wholly-Owned Subsidiary of the Borrower.

         "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. References herein to particular columns, lines or sections of any Person's Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person's Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby. Each accounting term used herein which is not otherwise defined herein shall be defined in accordance with Agreement Accounting Principles unless otherwise specified.


                                   ARTICLE II

                                  THE CREDITS


         2.1. Advances. (a) From and including the date hereof to but not including the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment existing at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Advances at any time prior to the Facility Termination Date.

                 (b) The Borrower hereby agrees that if at any time, as a result of reductions in the Aggregate Commitment pursuant to Section 2.4,
Section 2.7 or otherwise, the aggregate balance of the Loans exceeds the Aggregate Commitment, the Borrower shall repay immediately its then outstanding Loans in such amount as may be necessary to eliminate such excess. The Borrower further agrees that at the time of any reduction in the Aggregate Commitment pursuant to Section 2.7(a)(i) or (ii), it shall prepay the Loans in an amount equal to the full amount of such reduction. Following the prepayment referenced in the preceding sentence and subject to the terms of this Agreement, the Borrower shall be permitted to reborrow amounts hereunder up to the full amount of the reduced Aggregate Commitment.

                 (c) The Borrower's obligation to pay the principal of, and interest on, the Loans shall be evidenced by the Notes. Although the Notes shall be dated the date of the initial Advance, interest in respect thereof shall be payable only for the periods during which the Loans evidenced thereby are outstanding and, although the stated amount of each Note shall be equal to the applicable Lender's Commitment, each Note shall be enforceable, with respect to the Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Loan at the time evidenced thereby.

                 (d) Each Loan included in an Advance shall mature, and the principal amount thereof and the unpaid accrued interest thereon shall be due and payable, on the Facility Termination Date.

         2.2. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

         2.3. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

         2.4. Commitment Fee; Reductions in Aggregate Commitment. (a) The Borrower agrees to pay to the Agent for the ratable account of each Lender a commitment fee of .375% per annum on the daily unborrowed portion of such Lender's Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

                 (b) The Borrower may, at its sole discretion, permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders, in a minimum amount of $3,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least three (3) Business Days' prior written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. Such reductions shall be in addition to reductions occurring pursuant to Section 2.4(c) or Section 2.7.

                 (c) On each date specified below, the Aggregate Commitment shall be permanently reduced, ratably among the Lenders, by an amount equal to the amount determined by multiplying the Aggregate Commitment as of the Closing Date by the percentage specified below opposite such date. Such reductions in the Aggregate Commitment shall occur regardless of any other reductions which may have already occurred pursuant to Section 2.4(b) or
Section 2.7(a).

                 Date                              Reduction Percentage
                 ----                              --------------------
                  3/31/93                                   2.5 %
                  6/30/93                                   2.5 %
                  9/30/93                                   2.5 %
                 12/31/93                                   2.5 %
                  3/31/94                                  3.75 %
                  6/30/94                                  3.75 %
                  9/30/94                                  3.75 %
                 12/31/94                                  3.75 %

                 3/31/95                                    4.375 %
                 6/30/95                                    4.375 %
                 9/30/95                                    4.375 %
                12/31/95                                    4.375 %
                 3/31/96                                    4.375 %
                 6/30/96                                    4.375 %
                 9/30/96                                    4.375 %
                12/31/96                                    4.375 %
                 3/31/97                                      5.0 %
                 6/30/97                                      5.0 %
                 9/30/97                                      5.0 %
                12/31/97                                      5.0 %
                 3/31/98                                      5.0 %
                 6/30/98                                      5.0 %
                 9/30/98                                      5.0 %
                12/31/98                                      5.0 %

Concurrently with such reduction the Borrower shall make such payments as are required by Section 2.1(b).

         2.5. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $3,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

         2.6. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $3,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon notice to the Agent received not later than 10:00 a.m. (Chicago time) on the date of such prepayment. A Eurodollar Rate Advance may not be paid prior to the last day of the applicable Interest Period.

         2.7. Mandatory Commitment Reductions. (a) In addition to the Aggregate Commitment reductions required pursuant to Section 2.4(c):

                 (i) concurrently with the receipt thereof by the Borrower or any Subsidiary (or, in the case of a prepayment of Eurodollar Loans, on the last day of the current Interest Period for such Eurodollar Loans), the Aggregate Commitment shall be automatically and permanently reduced by an amount equal to 100% of the Net Available Proceeds realized upon any Asset Disposition;

             (ii) concurrently with the receipt thereof by Acquisition Corp., the Borrower or any Subsidiary (or, in the case of a prepayment of Eurodollar Loans, on the last day of the current Interest Period for such Eurodollar Loans), the Aggregate Commitment shall be automatically and permanently reduced by an amount equal to 100% of the Net Available Proceeds realized upon the sale by Acquisition Corp., the Borrower or such

Subsidiary of any equity, securities or the issuance by any such Person of any Subordinated Indebtedness, provided, however , that:

                          (A) if the Initial Public Offering occurs on or prior to June 30, 1993, then the Borrower may elect to contribute up to 80% of the Net Available Proceeds thereof to the surplus of URC;

                          (B) if the Initial Public Offering occurs after June 30, 1993 and on or prior to June 30, 1994, then the Borrower may elect to contribute up to 50% of the Net Available Proceeds thereof to the surplus of URC;

                          (C) if the Initial Public Offering occurs after June 30, 1994 and on or prior to June 30, 1995, then the Borrower may elect to contribute up to 25% of the Net Available Proceeds thereof to the surplus of URC; and

                          (D) no reduction in the Aggregate Commitment shall occur with respect to the portion of the Initial Public Offering Net Available Proceeds which are contributed to the surplus of URC as permitted by (A) - (C) above within five (5) Business Days after receipt by the Borrower or Acquisition Corp., as applicable, of such proceeds. If such proceeds are not so contributed in their entirety within such time period, then the Aggregate Commitment shall be reduced by the amount of any uncontributed portion thereof on the sixth Business Day following receipt of such proceeds; and

             (iii) at the election of the Required Lenders, the Aggregate Commitment shall be reduced to zero (A) following the publication of any A.M. Best rating of any Insurance Subsidiary evidencing a decline therein or (B) in the event that URC is no longer rated by A.M. Best.

                 (b) Any reduction in the Aggregate Commitment pursuant to this Section or otherwise shall ratably reduce the Commitment of each Lender in proportion to each Lender's Commitment.

         2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Chicago time) at least one (1) Business Day before the Borrowing Date of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

                 (i) the Borrowing Date, which shall be a Business Day, of such Advance,

                 (ii)     the aggregate amount of such Advance,

                (iii)     the Type of Advance selected, and

                 (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto; provided, however, that at no time shall there be more than two Interest Periods relating to outstanding Eurodollar Advances; provided, further, that the Borrower may not specify an Interest Period with respect to any Eurodollar Advance that would require the Borrower to make payments to the Lenders pursuant to
         Section 3.4 because of a reduction in the Aggregate Commitment required under Section 2.4(c) prior to the end of such Interest Period.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

         2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided, that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or three (3) Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

                 (i) the requested date, which shall be a Business Day, of such conversion or continuation;

                 (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

             (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto; provided, further, that the Borrower may not specify an Interest Period with respect to any Eurodollar Advance that would require the Borrower to make payments to the Lenders pursuant to Section 3.4 because of a reduction in the Aggregate Commitment required under Section 2.4(c) prior to the end of such Interest Period.

         2.10. Interest Rate, Changes etc.. Each Floating Rate Advance shall bear interest at the Floating Rate from and including the date of such Advance to (but not including) the date on which such Floating Rate Advance is paid or converted to a Eurodollar Advance. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate or the Applicable Margin, as applicable. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to Section 2.1(b).

         2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.18, no Advance may be made as, converted into or continued as a Eurodollar Advance (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing. During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that all outstanding Advances shall bear interest at the Alternate Base Rate plus 3% per annum.

         2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

         2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note; provided, however, that the failure to so record shall not affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

         2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof upon which a Floating Rate Advance is then outstanding, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable in arrears on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on all Loans and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice,

Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Each Reference Bank agrees to furnish timely information for the purpose of determining the Eurodollar Rate.

         2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

         2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

         2.18. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

         2.19. Agent's Fees. The Borrower shall pay to the Agent those fees, in addition to the commitment fees referenced in Section 2.4(a), in the amounts and at the times separately agreed to between the Agent and the Borrower.


                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES


         3.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

                 (a) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

                 (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

                 (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of the Borrower's receipt of a demand by such Lender which is accompanied by the written statement referenced in Section 3.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

         3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of the Borrower's receipt of a demand by such Lender which is accompanied by the written statement referenced in Section 3.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances of the affected Type to be repaid.

         3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made, or an existing Advance is not converted into or continued as a Eurodollar Advance, on the date specified by the Borrower for any reason other than default by the Lenders, then the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance and will pay over to such Lender any amounts so indemnified within fifteen days of the Borrower's receipt of a demand by such Lender which is accompanied by the written statement referenced in Section 3.5.

         3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender, as determined in its sole discretion. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand within fifteen days after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

         3.6. Net Payments. All payments by the Borrower under this Agreement and the Notes shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax on or measured by the income of a Lender pursuant to the income and franchise tax laws of the United States of America or the jurisdiction where such Lender's principal or lending offices are located (collectively, the "Taxes")) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes. A certificate as to any additional amounts payable to any Lender under this Section 3.6 submitted to the Borrower by such

Lender shall show in reasonable detail the amount payable and the calculations used to determine in good faith such amount and shall, absent manifest error, be final, conclusive and binding upon all parties thereto. With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to such Lender such certificates, receipts and other documents as may be reasonably required in the judgment of such Lender to establish any tax credit to which such Lender may be entitled.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT


         4.1. Initial Advances. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

                 (a) Copies of the certificate of incorporation of the Borrower and URC, together with all amendments, and a certificate of good standing, both certified as of a date not earlier than ten (10) days before the Closing Date by the appropriate governmental officer in their respective jurisdictions of incorporation and certificates of good standing regarding both such Persons from the State of California.

                 (b) Copies, certified as of the Closing Date by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

                 (c) An incumbency certificate, executed as of the Closing Date by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

                 (d) A certificate, dated the initial Borrowing Date, signed by an Authorized Officer of the Borrower to the effect that: (i) on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing; (ii) no injunction or temporary restraining order which would prohibit the making of the Loans or the consummation of any of the transactions contemplated by any of the Loan Documents or other litigation which could reasonably be expected to have a Material Adverse Effect or a Material Document Effect is pending or, to the best of such Person's knowledge, threatened; (iii) all orders, consents, approvals, licenses, authorizations, or validations of, or filings, recordings or registrations with, or exemptions by, any governmental or public body or authority, or any subdivision thereof, required in connection with the Agreement or the other Loan Documents have been or, prior to the time required, will have been, obtained, given, filed or taken and are or will be in full force and effect (or the Borrower has obtained effective judicial relief with respect to the application thereof) and that all applicable waiting periods have expired; (iv) since December 31, 1991, no event or change has occurred that has caused or evidences a Material Adverse Effect; (v) such Authorized Officer has no reason to believe that the Borrower will not be Solvent both immediately before and after the delivery of the Loan Documents; and (vi) each of the representations and warranties contained in Article V are true and correct in all material respects on and as of such initial Borrowing Date (except for changes in the Schedules reflecting transactions permitted by this Agreement).

                 (e) A written opinion of (i) Messrs. Arnold & Porter, the Borrower's counsel, addressed to the Agent and the Lenders in substantially the form of Exhibit D-1 hereto, (ii) Roussos, Hage & Hodes Professional Association, the Borrower's New Hampshire insurance counsel, addressed to the Agent and the Lenders in substantially the form of Exhibit D-2 hereto, and
(iii) such other local counsel as the Agent may request, in each case with such changes as may be satisfactory to the Agent.

                 (f)      Notes payable to the order of each of the Lenders.

                 (g) Executed originals of the Agreement and each of the Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

                 (h) Executed copy of the Pledge Agreement, together with the stock certificate(s) representing all of the outstanding shares of capital stock of URC and Managers and stock powers with respect thereto executed in blank.

                 (i) Written money transfer instructions addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

                 (j) An executed copy of the insurance certificate described in Section 5.25.

                 (k) Evidence of the contemporaneous (i) repayment in full of all of the Senior Notes and (ii) satisfaction of each of the conditions precedent to the satisfaction and discharge of the Indenture relating to the Senior Notes.

                 (l) A copy of each tax sharing agreement to which Acquisition Corp., the Borrower or any of the Borrower's Subsidiaries is a party.

                 (m) A copy of the reserve analysis report dated May 1992 prepared by KPMG Peat Marwick and a summary dated September 17, 1992 prepared by the Borrower of the December 31, 1991 reserve analysis report prepared by Milliman & Robertson.

                 (n) A signed letter from KPMG Peat Marwick in substantially the form of Exhibit E hereto.

                 (o) Copies of searches of financing statements filed under the Uniform Commercial Code, together with tax lien and judgment searches with respect to the assets of the Borrower and URC, in both cases in such jurisdictions as the Agent may request.

                 (p) Proof that the appropriate financing statements covering the Collateral including, without limitation, such fixture filings as the Agent may request, have been executed and delivered by the Borrower and filed or recorded in such jurisdictions as the Agent shall have specified or other arrangements with respect to filing or recording satisfactory to the Agent have been made.

                 (q) Receipt of any required New Hampshire insurance commission approvals and all other required regulatory approvals.

                 (r) Evidence satisfactory to the Agent of the contemporaneous termination of the Borrower's obligations in respect of its $25,000,000 line of credit with Chemical Bank, N.A.

                 (s) Such other documents as any Lender or its counsel may have reasonably requested.

         4.2. Each Advance. The Lenders shall not be required to make any Advance, unless on the applicable Borrowing Date:

                 (i)      There exists no Default or Unmatured Default.


                 (ii)     The representations and warranties contained in
         Article V are true and correct in all material respects as of such Borrowing Date except for changes in the Schedules hereto reflecting transactions permitted by this Agreement.

                 (iii) All legal matters incident to the making of such Advance shall be reasonably satisfactory to the Lenders and their counsel.

         Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit F hereto as a condition to making an Advance.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES


         The Borrower represents and warrants to the Lenders that:

         5.1. Corporate Existence and Standing. Each of the Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted.

         5.2. Authorization and Validity. The Borrower has all requisite power and authority (corporate and otherwise) and legal right (a) to execute and deliver (or file, as the case may be) each of the Loan Documents and to perform its obligations thereunder and (b) to assign, pledge and grant a pledge of and security interest in the Collateral which it owns in the manner and for the purpose contemplated in any of the Loan Documents to which it is a party. The execution and delivery (or filing, as the case may be) by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by all necessary corporate proceedings and the Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         5.3. Compliance with Laws and Contracts. The Borrower and each Subsidiary has complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties. Neither the execution and delivery by the Borrower of the Loan Documents, the application of the proceeds of the Loans, the consummation of any transaction contemplated in the Loan Documents, nor compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower's or any Subsidiary's charter, articles or certificate of incorporation or by-laws, or (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by, and created under, the Loan Documents) in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person, except for approvals or consents which will be obtained on or before the initial Advance and disclosed on Schedule 5.3.

         5.4. Governmental Consents. Except as set forth on Schedule 5.4, no order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, the application of the proceeds of the Loans or the consummation of any transaction contemplated in the Loan Documents. Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequences of which default or violation could have a Material Adverse Effect or a Material Document Effect.

         5.5. Financial Statements. The Borrower has heretofore furnished to each of the Lenders (a) the December 31, 1991 audited consolidated financial statements of the Borrower and its Subsidiaries, (b) the unaudited consolidated financial statements of the Borrower and its Subsidiaries through June 30, 1992, (c) the December 31, 1991 Annual Statement of URC and (d) the June 30, 1992 Quarterly Statement of URC (the "Financial Statements"). Each of the Financial Statements was prepared in accordance with Agreement Accounting Principles or SAP, as applicable, in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries (or the financial conditions and operations of URC, as applicable) at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

         5.6. Material Adverse Change. No material adverse change in the business, properties, financial condition, prospects or results of operations of the Borrower and the Subsidiaries, taken as a whole, has occurred since December 31, 1991.

         5.7. Taxes. Each of the Borrower, the Subsidiaries and Acquisition Corp. have filed or caused to be filed all United States federal and applicable state tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower, any Subsidiary or Acquisition Corp., except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and to which no Lien exists. Acquisition Corp., the Borrower and URC are, and since at least January 1, 1989 have been, entitled to join in the filing of a consolidated federal income tax return, having properly made all elections required for such consolidation and having timely filed the first consolidated return for such consolidated group. No United States income tax returns of the Borrower or Acquisition Corp. on a consolidated basis have been audited or are currently under audit by the Internal Revenue Service. No tax liens have been filed and no claims are being asserted with respect to any such taxes which would have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and the Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles.

         5.8. Litigation and Third Party Obligations. There is no litigation, arbitration, proceeding, inquiry or governmental investigation (a "Proceeding") pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective properties which may reasonably be expected to have a Material Adverse Effect or a Material Document Effect or which would be expected to prevent, enjoin or unduly delay the making of the Advances under this Agreement. There is no Proceeding pending or, to the knowledge or Borrower, threatened on the date hereof, except as disclosed on Schedule 5.8. Neither the Borrower nor any Subsidiary has any material Third Party Obligations except as set forth on
Schedule 5.8.

         5.9. Subsidiaries. Schedule 5.9 hereto contains an accurate list of all of the existing Subsidiaries as of the date of this Agreement, setting forth their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of the Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and, in the case of the shares owned by the Borrower, are owned by the Borrower free and clear of all Liens, other than the Liens created by the Loan Documents. No authorized but unissued or treasury shares of capital stock of any Subsidiary are subject to any option, warrant, right to call or commitment of any kind or character.

         5.10. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Borrower nor any other member of the Controlled Group maintains, or is liable in respect of, any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

         5.11. Defaults. No Default or Unmatured Default has occurred and is continuing.

         5.12. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock.
No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation G, Regulation T, Regulation U or Regulation X. Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of any of Regulation G, Regulation T, Regulation U or Regulation X. Following the application of the proceeds of the initial Advance, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and the Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock.

         5.13. Investment Company. Neither the Borrower nor any Subsidiary is, or after giving effect to any Advance will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         5.14. Certain Fees. No broker's or finder's fee or commission was, is or will be payable by the Borrower or any Subsidiary with respect to any of the transactions contemplated by this Agreement. The Borrower hereby agrees to indemnify the Agent and the Lenders against and agrees that it will hold each of them harmless from any claim, demand or liability for broker's or finder's fees or commissions alleged to have been incurred by the Borrower in connection with any of the transactions contemplated by this Agreement and any expenses (including, without limitation, attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) arising in connection with any such claim, demand or liability. No other similar fee or commissions will be payable by the Borrower or any Subsidiary for any other services rendered to the Borrower or any Subsidiary ancillary to any of the transactions contemplated by this Agreement.

         5.15. Solvency. As of the Closing Date, after giving effect to the consummation of the transactions contemplated by the Loan Documents and the payment of all fees, costs and expenses payable by the Borrower with respect to the transactions contemplated by the Loan Documents, the Borrower was Solvent.

         5.16. Ownership of Properties. Each of the Borrower and the Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.18 or by any of the Loan Documents, to all of the Property and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof. To the knowledge of the Borrower, there are no actual, threatened or alleged defaults with respect to any leases of real property under which the Borrower or any Subsidiary is lessee or lessor which would have a Material Adverse Effect.

         5.17. Stock of the Borrower, etc. The capitalization of the Borrower is as set forth on Schedule 5.17. All shares of capital stock of the Borrower have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 5.17, no authorized but unissued or treasury shares of capital stock of the Borrower are subject to any option, warrant, right to call or commitment of any kind or character. The Borrower does not have any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any right issued to any Person (either preemptive or otherwise) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock other than as expressly set forth in the certificate of incorporation of the Borrower. Neither the Borrower nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence except as otherwise set forth on
Schedule 5.17.

         5.18. Security. The provisions of the Security Agreement are effective to create and give the Agent, for the benefit of the Lenders, as security for the repayment of the obligations secured thereby, a legal, valid, perfected and enforceable Lien (which priority is subject only to prior Liens permitted by such agreements) upon all right, title and interest of the Borrower in any and all of the Collateral described therein. The Pledge Agreement is effective to create and give the Agent, for the benefit of the Lenders, as security for the repayment of the obligations secured thereby, a legal, valid, perfected and enforceable first priority Lien upon and security interest in the capital stock pledged thereby.

         5.19. Indebtedness. Attached hereto as Schedule 5.19 is a complete and correct list of all Indebtedness of the Borrower and the Subsidiaries outstanding on the date of this Agreement (other than Indebtedness in a principal amount not exceeding $1,000,000 for a single item of Indebtedness and $5,000,000 in the aggregate for all such Indebtedness listed), showing the aggregate principal amount which was outstanding on such date after giving effect to the making of the Loans. The Borrower has delivered or caused to be delivered to the Agent a true and complete copy of the form of each instrument evidencing any Indebtedness listed on Schedule 5.19 and of each document pursuant to which any of such Indebtedness was issued.

         5.20. Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrower and the Subsidiaries to its employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Agent, does not exceed $500,000.

         5.21. Employee Controversies. There are no strikes, work stoppages or controversies pending or threatened between the Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business, which, in the aggregate, are not material to the financial condition, results of operations or business of the Borrower and the Subsidiaries taken as a whole.

         5.22. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which would have a Material Adverse Effect or a Material Document Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or a Material Document Effect.

         5.23. Insurance Licenses. Schedule 5.23 attached hereto lists all of the jurisdictions in which any Insurance Subsidiary holds active Licenses and is authorized to transact property and casualty insurance business. No such License is the subject of a proceeding for suspension or revocation, there is no sustainable basis for such suspension or revocation, and to the Borrower's knowledge no such suspension or revocation has been threatened by any Governmental Authority. Schedule 5.23 also indicates the line or lines of insurance in which each such Insurance Subsidiary is permitted to engage with respect to each License therein listed.

         5.24. Hazardous Materials. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations with respect to, or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To the best of the Borrower's knowledge and after undertaking due inquiry, (a) neither the Borrower nor any Subsidiary has caused or permitted any toxic or hazardous waste or product to be disposed of, either on or under real property legally or beneficially owned or operated by the Borrower or any Subsidiary sufficient to cause or give rise to a reasonable likelihood of a Material Adverse Effect; (b) no such real property has ever been used as a dump site or long-term storage site for any toxic or hazardous waste or product sufficient to cause or give rise to a reasonable likelihood of a Material Adverse Effect; (c) the failure, if any, of the Borrower or any Subsidiary, in connection with the operation of their business, to obtain or be in compliance with any permit, certificate, license, approval and other authorization, or to file any notification or report relating to chemical substances, air emissions, effluent discharges and storage, treatment, transport and disposal has not had, nor is there a reasonable likelihood that it will have, a Material Adverse Effect; (d) the Borrower and the Subsidiaries have no liabilities with respect to toxic or hazardous waste or product arising from or relating to property owned or occupied or actions taken by such Persons, and no facts or circumstances exist which could give rise to liabilities with respect to toxic or hazardous waste or product, which, in either case, have or could have any reasonable likelihood of a Material Adverse Effect; and (e) (i) except as disclosed on Schedule 5.24, the Borrower and the Subsidiaries have no liabilities arising from or relating to property owned or occupied or actions taken by such Persons, exceeding $100,000 with respect to toxic or hazardous waste or product and no facts or circumstances exist which could give rise to such liabilities with respect to toxic or hazardous waste product, and (ii) none of the matters disclosed on Schedule 5.24, have or could have any reasonable likelihood of a Material Adverse Effect.

         5.25. Corporate Insurance. The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

         5.26. Disclosure. Neither (a) taken as a whole, the information, exhibits or reports relating to the Borrower, its Subsidiaries or Acquisition Corp. (including, without limitation, the Offering Documents) furnished by the Borrower or any Subsidiary to the Agent or to any Lender in connection with the negotiation of the Loan Documents nor (b) taken as a whole, the information regarding the Borrower set forth in the representations and warranties of the Borrower contained in this Agreement, the other Loan Documents or any other certificate furnished to the Agent or the Lenders pursuant to the Loan
Documents by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement, in light of the information requested by such representations and warranties, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances and as of the time in which the same were furnished or made. The pro forma financial information contained in such materials is based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and under the circumstances such materials were prepared. There is no fact known to the Borrower (other than matters of a general economic nature) that has had or may reasonably be expected to have a Material Adverse Effect or a Material Document Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

         5.27. A.M. Best Rating. URC's A.M. Best & Co. rating as of the date of this Agreement is "A-(Excellent)".


                                   ARTICLE VI

                                   COVENANTS


         During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

         6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles and SAP, as applicable, and furnish to the Lenders:

                 (a) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants, (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof, (iii) if then deliverable in accordance with said accountants' internal policies and procedures, a letter from said accountants addressed to the Lenders substantially in the form of Exhibit E with respect to such financial statements (or in such other form as shall then comply with such policies and procedures) and (iv) a copy of a written reconciliation between SAP and Agreement Accounting Principles with respect to such financial statements if provided to the insurance regulatory authority in the state of domicile of any Insurance Subsidiary.

                 (b) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

                 (c) Upon the earlier of (i) fifteen (15) days after the regulatory filing date or (ii) 75 days after the close of each Fiscal Year of each Insurance Subsidiary, copies of the Annual Statement of each of the Insurance Subsidiaries, certified by the president, secretary and treasurer and the actuary for each such Insurance Subsidiary and prepared on the NAIC annual statement blanks (or such other form as shall be required by the jurisdiction of incorporation of each such Insurance Subsidiary), all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and to be certified by independent certified public accountants reasonably acceptable to the Agent if so required by any Governmental Authority.

                 (d) Upon the earlier of (i) five (5) days after the regulatory filing date or (ii) 60 days after the close of each of the first three fiscal quarters of each Fiscal Year of each Insurance Subsidiary, copies of the Quarterly Statement of each of the Insurance Subsidiaries, certified by the president, secretary and treasurer of each such Insurance Subsidiary and prepared on the NAIC quarterly statement blanks (or such other form as shall be required by the jurisdiction of incorporation of each such Insurance Subsidiary), all such statements to be prepared in accordance with SAP consistently applied through the period reflected therein.

                 (e) Promptly upon receipt thereof, copies of the IRIS reports from NAIC to each Insurance Subsidiary with respect to such Insurance Subsidiary's results relative to NAIC ranges for each of the IRIS Tests, together with (i) a written statement from the chief financial officer of each such Insurance Subsidiary explaining the nature and status of, and reasons for, any such results outside ranges and describing the action which such Insurance Subsidiary proposes to take with respect thereto, and (ii) all correspondence from each Insurance Subsidiary to the insurance commissioner in such Insurance Subsidiary's jurisdiction of incorporation in respect of such IRIS reports.

                 (f) Promptly and in any event within ten days after learning thereof, notification of any changes after the date hereof in the rating given by A.M. Best & Co. in respect of any Insurance Subsidiary.

                 (g) Concurrently with the first meeting of the Borrower's Board of Directors in each year, but in any event within 90 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

                 (h) Together with the financial statements required by Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit F hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

                 (i) By May 15 of each calendar year, (i) a certificate from a qualified actuary, the form of which certificate shall be in compliance with all applicable insurance laws and regulations and all applicable published actuarial standards, attesting to the amount and the adequacy of the reserves of each Insurance Subsidiary and (ii) a report from an independent qualified actuary, which actuary shall be reasonably acceptable to the Agent, attesting to the adequacy of the reserves of each Insurance Subsidiary or, if such actuary deems such reserves to be inadequate, stating a recommended amount for such reserves.

                 (j) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

                 (k) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

                 (l) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

                 (m) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

                 (n) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, the National Association of Securities Dealers, any securities exchange, the NAIC or any insurance commission or department or analogous Governmental Authority (including, without limitation, any filing made by the Borrower or any Subsidiary pursuant to any insurance holding company act or related rules or regulations).

                 (o) Such other information (including, without limitation, the annual Best's Advance Report Service report prepared with respect to each Insurance Subsidiary rated by A.M. Best & Co. and non-financial information) as the Agent or any Lender may from time to time reasonably request.

         6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to refinance the Senior Notes and to meet the working capital needs of the Borrower and its Subsidiaries.
The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

         6.3. Notice of Default and Other Matters. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of
(a) the occurrence of any Default or Unmatured Default, together with a written explanation of the nature and status thereof, (b) the occurrence of any other development, financial or otherwise, relating to the Borrower or any of its Subsidiaries or Acquisition Corp. which could reasonably be expected to have a Material Adverse Effect or a Material Document Effect, (c) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations, (d) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could have a Material Adverse Effect or a Material Document Effect or (e) any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted and which has had, or is reasonably expected to have, a material adverse effect on the operations of the insurance businesses conducted by the Insurance Subsidiaries, taken as a whole.

         6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (or, in the case of Managers and CUIC, as such business is presently intended to be conducted), (b) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and (c) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for any Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations; provided, however, that (i) any Insurance Subsidiary may withdraw from one or more states (other than the state of its domicile) as an admitted insurer, and (ii) any Subsidiary that is not actively engaged in business may be dissolved, if, in any such case, such withdrawal or dissolution is determined by the Borrower's Board of Directors to be in the best interests of the Borrower and would not have a Material Adverse Effect.

         6.5. Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves (determined in accordance with Agreement Accounting Principles) have been set aside.

         6.6. Corporate Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

         6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. The Borrower shall cause URC to timely file any reports with respect to the execution and consummation of this Agreement and the other Loan Documents that may be required pursuant to Section 401-B of the New Hampshire Insurance Code or otherwise.

         6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

         6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate. The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles or SAP, as applicable, consistently applied.

         6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that
(a) any Subsidiary may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary and (b) so long as no Default or Unmatured Default shall have occurred and be continuing either before or after giving effect thereto, (i) if the Initial Public Offering has not occurred, the Borrower may declare and pay dividends in any calendar year in an amount not exceeding the amount set forth below opposite such calendar year:

                 Year                      Amount
                 ----                      ------
                 1993                      $1,000,000
                 1994                      $1,250,000
                 1995                      $1,500,000
                 1996                      $1,750,000
                 1997                      $2,000,000
                 1998                      $2,250,000

and (ii) if the Initial Public Offering has occurred, the Borrower may declare and pay dividends in each twelve (12) month period next succeeding the date such offering is consummated in an aggregate amount not to exceed:

       If, after giving effect to the
       reduction in Aggregate Commitment
       resulting from the Initial Public
       Offering and all prior reductions,
       the Aggregate Commitment is between:                    Amount
       -----------------------------------                     ------

       $80,000,001 and $100,000,000                    Amount permitted by
                                                            (i) above

       $50,000,001 and $80,000,000                          $ 6,000,000

       $25,000,001 and $50,000,000                          $ 7,500,000

       $0 and $25,000,000                                   $10,000,000


; provided, however, that with respect to both (i) and (ii) above, (A) in no event may any dividend be declared in an amount which exceeds 50% of the Borrower's Available Cash at the time of declaration, (B) dividends may be declared no more than once a quarter and (C) dividends may be declared in any quarter only after the Borrower has delivered the compliance certificate required by Section 6.1(h) with respect to the next preceding quarter.

         6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

                 (a)      The Loans.

                 (b) Indebtedness existing on the date hereof and described in Schedule 5.19 hereto.

                 (c) Indebtedness in respect of Third Party Obligations permitted by Section 6.17 or Letters of Credit permitted by Section 6.21.

                 (d) Indebtedness owed (i) by the Borrower to any Wholly-Owned Subsidiary or (ii) by any Subsidiary to the Borrower or any Wholly-Owned Subsidiary, but in the case of (ii), only to the extent such Indebtedness is an Investment permitted by Section 6.16(a).

                 (e) Upon the delivery of a certificate of the Borrower's chief financial officer to the Agent and the Lenders evidencing a Leverage Ratio not greater than .30 to 1 and for so long as the Leverage Ratio remains less than or equal to .30 to 1, such additional unsecured Indebtedness as (i) would not cause the Leverage Ratio, after giving effect to the incurrence of such Indebtedness, to exceed .30 to 1, (ii) has a maturity no earlier than the Facility Termination Date and does not otherwise require principal payments or prepayments prior to such date and (iii) is otherwise on terms satisfactory to the Required Lenders.

                 (f) Unsecured Subordinated Indebtedness with an aggregate principal amount outstanding of not more than $25,000,000, issued on terms and conditions satisfactory to the Required Lenders, with the proceeds of such Indebtedness to be applied to reduce the Aggregate Commitment in accordance with Section 2.7(a)(ii).

         6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that
(a) the Borrower may enter into any merger or consolidation, so long as (i) the surviving corporation is organized under the laws of any state of the United States and assumes the Obligations of the Borrower by written instrument acceptable in form and substance to the Required Lenders, (ii) no Default or Unmatured Default has occurred and is continuing or would occur after giving effect thereto and (iii) the Required Lenders have given their prior written consent to such transaction, such consent not to unreasonably be withheld, (b) a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary and (c) so long as the condition set forth in Section 6.12(a)(ii) is satisfied, Acquisition Corp. may merge into the Borrower.

         6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (a) sales of Investments in the ordinary course of business and (b) leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this Section 6.13(b) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

         6.14. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

         6.15. Sale and Leaseback. The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property.

         6.16. Investments and Acquisitions.

               (a) The Borrower will not, nor will it permit any Subsidiary which is not an Insurance Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisitions of any Person, except:

               (i) Short-term obligations of, or fully guaranteed by, the United States of America.

               (ii) Commercial paper rated A-l or better by Standard and Poor's Corporation or P-l or better by Moody's Investors Service, Inc.

               (iii) Demand deposit accounts maintained in the ordinary course of business.

               (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

               (v) Investments in existence on the date hereof and described on
         Schedule 6.16 hereto.

               (vi) Investments of up to $5,000,000 in the aggregate in one or more Subsidiaries of the Borrower to be formed for the purpose of engaging in the insurance or reinsurance business. Such Investments may be made only in Wholly-Owned Subsidiaries all of the stock of which is either (i) pledged to the Agent for the benefit of the Lenders to secure the Obligations on the terms set forth in the Pledge Agreement or (ii) wholly owned by a Subsidiary all of whose stock is so pledged; provided, that up to $1,000,000 in the aggregate of such Investments may be made by the Borrower (either directly or by any of its Wholly-Owned Subsidiaries) in Subsidiaries which are not Wholly-Owned Subsidiaries.

               (vii) Up to $5,000,000 in the aggregate at any time outstanding of other Investments rated A or better by Standard and Poor's Corporation or A2 or better by Moody's Investors Services, Inc.

               (viii) Investments in URC consisting of the proceeds of a public offering of the equity securities of the Borrower or Acquisition Corp., but only to the extent that such proceeds are not required by the terms hereof to be used to repay the Obligations.

               (b) The Borrower will not permit URC or any other Subsidiary to make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

               (i) Cash and Cash Equivalents.

               (ii) Investments in bonds rated BBB or better by Standard and Poor's Corporation or Baa-2 or better by Moody's Investors Services, Inc.

               (iii) Investments in mortgages, private placements and other investment assets (including preferred stock) of a quality acceptable to the insurance commissioner in the respective domiciliary state of URC or such Insurance Subsidiary; provided, that such Investments do not exceed, in the aggregate at any one time outstanding, the difference between (A) 10% of the combined Investments of URC and the other Insurance Subsidiaries and (B) the aggregate Investments made by the Borrower's Wholly-Owned Subsidiaries pursuant to the proviso to Section 6.16(a)(vi).

               (iv) Existing Investments in Subsidiaries (other than CUIC) and other Investments in existence on the date hereof and described in
         Schedule 6.16 hereto.

               (v) Investments of up to $15,000,000 in the aggregate in CUIC plus, so long as no Default or Unmatured Default is then pending, additional investments of up to $5,000,000 in the aggregate required for CUIC to qualify for an insurance license in any state.

               (vi) Investments consisting of loans and advances to employees of the Borrower's Subsidiaries in connection with relocation expenses not to exceed $500,000 in the aggregate at any one time outstanding.

               (c) The Borrower will not permit any Insurance Subsidiary to acquire any book of business or become directly or indirectly liable in respect of any policy of insurance unless such Insurance Subsidiary has first engaged in its customary underwriting procedures with respect to such book of business or policy. The foregoing shall not restrict the ability of any Insurance Subsidiary to acquire renewal rights with respect to a book of business.

         6.17. Third Party Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Third Party Obligation (including, without limitation, any Third Party Obligation with respect to the obligations of a Subsidiary), except (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) obligations in respect of Letters of Credit permitted by Section 6.21 and (c) Third Party Obligations in existence on the date hereof and described on Schedule 5.8 hereto.

         6.18. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

               (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

               (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

               (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

               (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

               (e) Liens existing on the date hereof and described in Schedule
6.18 hereto.

               (f) Liens in favor of the Agent or the Lenders granted pursuant to any Security Document.

               (g) Deposits made by any Insurance Subsidiary with the insurance regulatory authority in its jurisdiction of incorporation or other statutory liens or liens or claims imposed or required by applicable insurance law or regulation against the assets of any Insurance Subsidiary, in each case in favor of all policyholders of such Insurance Subsidiary and in the ordinary course of such Insurance Subsidiary's business.

               (h) Rights of third parties with respect to amounts deposited with or for the benefit of an Insurance Subsidiary in trust to secure obligations owed to an Insurance Subsidiary under contracts of reinsurance entered into in the ordinary course of such Insurance Subsidiary's business.

         6.19. Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, incur, or be committed to incur, on a cumulative basis, Capital Expenditures in excess of (a) $2,000,000 in the aggregate in calendar years 1993 and 1994 for the Borrower and its Subsidiaries and (b) $1,000,000 in the aggregate for the Borrower and its Subsidiaries in each calendar year thereafter.

         6.20. Rentals. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for Rentals in excess of $2,000,000 during any one fiscal year on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries.

         6.21. Letters of Credit. The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon any Letter of Credit, except for Letters of Credit (a) in respect of which an Insurance Subsidiary (and not the Borrower) is liable and (b) which are provided by an Insurance Subsidiary in the ordinary course of the insurance or reinsurance business of such Insurance Subsidiary and which do not secure obligations other than obligations of such Insurance Subsidiary arising under contracts of insurance or reinsurance.

         6.22. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

         6.23. Financial Undertakings. The Borrower will not, and will not permit any Subsidiary to, enter into or remain liable upon any Financial Undertaking, except Rate Hedging Obligations entered into with Lenders in respect of the Obligations.

         6.24. Environmental Matters. (a) If the Borrower or any Subsidiary receives notice of any of the following: (i) the issuance of a complaint, notice or citation alleging a violation of any environmental law or regulation by the Borrower or any Subsidiary; (ii) the issuance of an administrative or judicial complaint or order against the Borrower or any Subsidiary requiring that action be taken to respond to or clean up a "release" of "hazardous substances" (as those terms are defined in CERCLA) into the environment; or (iii) a notice alleging that the Borrower or any Subsidiary may be liable or responsible for costs associated with a response to or cleanup of a "release" of "hazardous substances" (as those terms are defined in CERCLA); and if, based upon information reasonably available at the time of receipt, the Borrower or any Subsidiary expects that any such complaint, notice, citation or order is reasonably likely to result in the payment of fines, compliance costs or cleanup costs by the Borrower or any Subsidiary in excess of an aggregate of $100,000, then the Borrower shall provide the Agent with a copy of such notice within thirty (30) days of receipt thereof by the Borrower or its Subsidiary. In addition, if at any time subsequent to any such notice, any information subsequently becomes available to the Borrower or any Subsidiary which leads the Borrower to expect that any such complaint, notice, or citation is reasonably likely to result in the payment of fines, compliance costs or clean-up costs by the Borrower or any Subsidiary in excess of an aggregate of $100,000, then the Borrower shall provide the Agent with a copy of such notice and a summary of such information within ten (10) days after receipt of such information by the Borrower or any Subsidiary.

               (b) Within ten days after the Borrower or any Subsidiary has learned of the proposal, enactment or promulgation of any federal, state or local environmental law or regulation which has a reasonable likelihood of having a Material Adverse Effect, the Borrower shall provide the Agent with written notice thereof.

         6.25. Agreements as to Prohibited Acts. The Borrower shall not agree or in any manner commit itself to take or fail to take any action which, if taken or not taken, as applicable, would constitute a breach of this Agreement.

         6.26. Change in Corporate Structure. Except as may be required by law or as otherwise expressly permitted hereunder, the Borrower shall not, nor shall it permit any Subsidiary to, permit any amendment or modification to be made to its certificate or articles of incorporation or by-laws.

         6.27. Inconsistent Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, (a) directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations or the granting of Liens to secure the Obligations, or (b) contains any provision which would be violated or breached by the making of Advances or by the performance by the Borrower of any of its obligations under any Loan Document.

         6.28. Borrower Financial Covenants. Subject to normal year-end and closing audit adjustments for calculations or determinations made in accordance with Agreement Accounting Principles prior to the end of a Fiscal Year, the Borrower, on a consolidated basis with the Subsidiaries shall:

               6.28.1. Minimum Tangible Net Worth. At all times after the date hereof, determined as at the end of each calendar quarter (commencing March 31, 1993) maintain a Consolidated Tangible Net Worth equal to or greater than (a) the average of the Borrower's Consolidated Tangible Net Worth as at the last day of each of the four next preceding calendar quarters, plus (b) 5% of the average amount determined pursuant to clause (a); provided, that (i) for the purposes of this Section 6.28.1, the amount of the Borrower's "deferred tax" asset will not be included in the determination of Consolidated Tangible Net Worth, (ii) for all purposes of determining compliance with this covenant, increases in Consolidated Tangible Net Worth resulting from the sale by the Borrower or its Subsidiaries of equity securities (or receipt of capital contributions without the issuance of equity securities) shall be excluded, although investment earnings on such sale proceeds and capital contributions will be given effect and (iii) the amount of Consolidated Tangible Net Worth required to be maintained shall be adjusted to reflect any changes in the manner of computing same arising out of changes in Agreement Accounting Principles after the date hereof.

               6.28.2. Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, maintain a ratio of (a) net income from operations (as reported on Line 14 of the Statement of Income, computed for the four-quarter period then ended for the Insurance Subsidiaries on a consolidated basis, determined in accordance with SAP, to (b) the sum of (i) if positive, (A) the aggregate principal amount of Loans outstanding as of the end of such fiscal quarter minus (B) $100,000,000 minus the aggregate amount of all reductions in the Aggregate Commitment which have occurred on or prior to the end of such fiscal quarter or which are scheduled to occur during the next succeeding four quarters pursuant to Section 2.4(c), plus (ii) the aggregate interest expense (calculated using the outstanding principal amount of the Loans or other Indebtedness as of the date of determination and at the interest rate applicable thereto on the last Business Day of the relevant period of calculation), computed for the four-quarter period next succeeding the date of calculation) for the Borrower, determined in accordance with Agreement Accounting Principles, plus (iii) the aggregate consolidated income taxes paid or payable by the Borrower, computed for the four-quarter period then ended, determined in accordance with Agreement Accounting Principles, of at least 1.5 to 1.

         6.29. Insurance Company Financial Covenants. Subject to normal year-end and closing audit adjustments for calculations or determinations made in accordance with SAP prior to the end of a Fiscal Year, the Borrower shall cause its Consolidated Insurance Subsidiaries to:

               6.29.1. Surplus as Regards Policyholders. Commencing March 31, 1993 and determined as at the end of each calendar quarter (commencing as of such date), at all times after the date hereof, maintain an aggregate Surplus as Regards Policyholders (including any Asset Valuation Reserve) of at least $170,000,000 plus the amount of any contributions to the surplus thereof after the date hereof.

               6.29.2. Operating Leverage. Commencing March 31, 1993 and determined as at the end of each calendar quarter (commencing as of such date), at all times after the date hereof, maintain a ratio for the four calendar quarters then ended of (a) Net Written Premiums to (b) aggregate Surplus as Regards Policyholders of less than or equal to 1.5 to 1.

               6.29.3. Statutory Income. As of the end of each Fiscal Year set forth below, maintain consolidated Statutory Income of at least the corresponding amount set forth below for such fiscal year:

                     Fiscal Year              Statutory Income
                     -----------              ----------------
                        1992                    $30,000,000
                        1993                    $30,000,000
                        1994                    $30,000,000
                        1995                    $35,000,000
                        1996                    $35,000,000
                        1997                    $40,000,000
                        1998                    $40,000,000


         6.30. Tax Consolidation. The Borrower will not and will not permit any of its Subsidiaries to file or consent to the filing of any consolidated income tax return with any Person (other than any of its Subsidiaries), except as required by law. The Borrower will not amend any Tax Sharing Agreement without the prior written consent of the Required Lenders except as required by applicable law.

         6.31. Reports to NAIC. Concurrently with the delivery to the Lenders of each financial statement required by Section 6.1(c), the Borrower will deliver a copy thereof to: Securities Valuation Offices, National Association of Insurance Commissioners, 67 Wall Street, New York, New York 10005.

         6.32. Additional Collateral. Upon the request of the Agent following the Borrower's acquisition of any surplus note or debenture or material leasehold interest or other real property, the Borrower will execute and deliver to the Agent such documents as the Agent may reasonably request to subject such property to a Lien in favor of the Agent and the Lenders securing the Obligations.

         6.33. Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group shall maintain or become obligated in respect of a Multiemployer Plan.

         6.34. CUIC. The Borrower will cause CUIC to remain a Wholly-Owned Subsidiary of the Borrower.


                                  ARTICLE VII

                                    DEFAULTS


         The occurrence of any one or more of the following events shall constitute a Default:

         7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this

Agreement or any other Loan Document shall be false or misleading in any material respect on the date as of which made.

         7.2. Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any commitment fee or other obligations under any of the Loan Documents within five (5) days after the same becomes due.

         7.3. The breach by the Borrower of any of the terms or provisions of
Section 6.2 or 6.3(a) or any of Sections 6.10 through 6.24 or Sections 6.26 through 6.30.

         7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Agent or any Lender.

         7.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness for money borrowed aggregating in excess of $1,000,000 when due (taking into account any applicable grace period); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

         7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors,
(iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.

         7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

         7.8. Any court or Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

         7.9. The Borrower or any of its Subsidiaries shall fail within 30 days (or in the case of judgments or orders entered against an Insurance Subsidiary arising from insurance or reinsurance contracts, 180 days, so long as no action has been taken to execute upon such judgment or order against the assets of such Insurance Subsidiary) to pay, bond or otherwise discharge any single judgment or order entered against the Borrower or any of its Subsidiaries for the payment of money in excess of $500,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $1,000,000), which is not stayed on appeal or otherwise being appropriately contested in good faith.

         7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $500,000 or any Reportable Event shall occur in connection with any Plan.

         7.11. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         7.12. Any Change in Control shall occur.

         7.13. The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or Rate Swap Agreement or the breach of any of the terms or provisions of any Loan Document (other than this Agreement or the Notes) or Rate Swap Agreement, which default or breach continues beyond any period of grace therein provided.

         7.14. Any Security Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of such Security Document, or any Security Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Security Document.

         7.15. The Borrower or any Insurance Subsidiary fails to comply with any insurance law, rule or regulation non-compliance with which could have a Material Adverse Effect or a Material Document Effect or shall become subject to any order, including without limitation, any conservation, liquidation or cease and desist order, directive or mandate issued by any Governmental Authority which is not stayed within ten (10) days.

         7.16. Any member of the Borrower's management sells any capital stock of Acquisition Corp. or, following or in connection with any merger of Acquisition Corp. into the Borrower, the Borrower, unless (a) such sale is a put or call pursuant to the terms of the Shareholders Agreement, (b) such sale complies with both Rule 144 under the Securities Act and Section 2.1 of the Shareholders Agreement or (c) such sale, viewed in light of all sales of Acquisition Corp.'s capital stock after the date hereof, does not result in a proportionately greater disposition of such capital stock held by management and their permitted assigns and transferees than the disposition by non-management holders on the date hereof and their permitted assigns and transferees.

         7.17. Any License of any Insurance Subsidiary held by such Insurance Subsidiary on the date hereof or acquired by such Insurance Subsidiary thereafter, the loss of which would have, in the reasonable judgment of the Required Lenders, a Material Adverse Effect or a Material Document Effect, (a) shall be revoked by the state which shall have issued such License, or any action (administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary and shall not have been dismissed within 30 days of the commencement thereof, (b) shall be suspended by such state for a period in excess of 30 days or (c) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Insurance Subsidiary.

         7.18. Any Insurance Subsidiary shall be fined in an amount in excess of $250,000 in any single instance by, or at the request of any state insurance regulatory agency as a result of the violation by such Insurance Subsidiary of such state's applicable insurance laws or the regulations promulgated in connection therewith; provided, however, that the imposition of any such fine shall not constitute a Default if (a) the Agent receives notice of such fine within five (5) Business Days of its imposition, and (b) (i) the Borrower provides the Agent within five (5) Business Days of the imposition of such fine with evidence reasonably satisfactory to the Agent that the cause of such fine has been corrected or (ii) neither such fine nor the circumstances leading to its imposition would have a Material Adverse Effect or Material Document Effect.

         7.19. Any report required pursuant to Section 6.1(i)(ii) shall indicate that the actual total reserves of any Insurance Subsidiary as of the next preceding December 31 are less than 95% of the reserves for such Insurance Subsidiary recommended by such report and such Insurance Subsidiary shall not have increased its reserves to at least 95% of the recommended reserve level within forty-five (45) days after the date of such report.

         7.20. Acquisition Corp. engages in any business activities other than acting as the holding company of the Borrower and performing reasonably related functions.


                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


         8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. If any other Default occurs and shall be continuing, the Required Lenders, or the Agent with the consent of the Required Lenders may, or at the direction of the Required Lenders, the Agent shall, by written notice to the Borrower, terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

         If, within fourteen (14) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination; provided, that the Obligations may thereafter be accelerated pursuant to Section 8.1 for so long as the Default giving rise to such rescinded or annulled acceleration shall be continuing.

         8.2. Waivers and Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

              (a) Extend the final maturity of any Loan or Note or reduce the principal amount thereof, or increase or reduce the rate or extend the time of payment of interest or fees thereon.

              (b) Reduce the percentage specified in the definition of Required Lenders.

              (c) Reduce the amount or extend the payment date for, the mandatory payments required under Section 2.1(b), increase the amount of the Commitment of any Lender hereunder, increase at any time the Aggregate Commitment above that amount specified in Section 2.4 or permit the Borrower to assign its rights under this Agreement.

              (d) Extend the Facility Termination Date.

              (e) Amend this Section 8.2.

              (f) Release any guarantor of any Advance or all or any material portion of the Collateral (as defined in the Security Documents, respectively).

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

         8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


                                   ARTICLE IX

                               GENERAL PROVISIONS


         9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

         9.2. Taxes. Any taxes (excluding federal, state and local income taxes on the overall net income of any Lender) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

         9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

         9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

         9.6. Expenses; Indemnification.   The Borrower shall reimburse the
Agent for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, or administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section 9.6 include, without limitation, the cost and expense of obtaining an appraisal of each parcel of real property or interest in real property described in any mortgage or leasehold mortgage from time to time executed by the Borrower in favor of the Agent, which appraisal shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers, employees, attorneys and agents against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder; provided, however, that no Lender shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct. The obligations of the Borrower under this
Section 9.6 shall survive the termination of this Agreement and the payment of the other Obligations.

         9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

         9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with (a) SAP in the case of determination applicable to the insurance operations of the Insurance Subsidiaries and (b) in the case of other determinations, Agreement Accounting Principles.

         9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.10. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to the Borrower by the Agent or the Lenders is for the protection of the Agent and the Lenders and neither the Borrower nor any other Person is entitled to rely thereon. The Borrower (a) agrees that neither the Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Agent, or such Lender, final and not subject to review on appeal, that such losses were the result of acts or omissions on the part of the Agent or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law and (b) to the extent permitted by law waives, releases and agrees not to sue upon any claim against the Agent or any Lender (whether sounding in tort, contract or otherwise) except a claim based upon gross negligence, willful misconduct or knowing violations of law. Whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, neither the Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Agent or such Lender, as the case may be, final and not subject to review on appeal, that such damages were the result of acts or omissions on the part of the Agent or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law.

         9.11. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

         9.12. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND, TO THE EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO

THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

         9.13. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         9.14. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to other Lenders and their respective Affiliates, (b) to agents of and legal counsel, accountants, and other professional advisors to that Lender, (c) to regulatory officials, (d) as requested pursuant to or as required by law, regulation, or legal process, (e) in connection with any legal proceeding to which that Lender is a party, or (f) permitted by Section 12.4.

         9.15. Disclosure. The Borrower and each Lender hereby (a) acknowledge and agree that First Chicago and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Continental Corporation and Goldman Sachs & Co., and (b) subject to the Agent's obligations to the Lenders set forth in Article X, waive any liability of First Chicago or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of First Chicago or its Affiliates.


                                   ARTICLE X

                                   THE AGENT


         10.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender pursuant hereto and to such other agreements, including with respect to all collateral. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

         10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

         10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

         10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; or (d) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.

         10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders, where applicable), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

         10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

         10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this
Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

         10.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

         10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.


                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS


         11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

         11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be set off is to be applied to Indebtedness of the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes.


                                  ARTICLE XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


         12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note (other than any Federal Reserve Bank) agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

         12.2. Participations.

               12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

               12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, or releases any substantial portion of the Collateral securing any such Loan.

               12.2.3. Benefit of Setoff. The Borrower agrees that each Participant which has been identified to the Borrower by written notice shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

         12.3. Assignments.

               12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents in an amount equal to or greater than $5,000,000 or, in the case of purchases pursuant to Section 11.2, such amount as is required thereby. Such assignment shall be substantially in the form of Exhibit G hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or Lending Installation or an Affiliate thereof; provided, that the Borrower's consent need not be obtained for any assignment while a Default has occurred and is continuing. Such consent shall not be unreasonably withheld.

               12.3.2. Effect; Effective Date. Upon the (a) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit A to Exhibit G hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (b) payment of a $2,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, each dated the Closing Date, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

         12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Borrower and its Subsidiaries.

         12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.


                                  ARTICLE XIII

                                     NOTICES


         13.1. Giving Notice. Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received, and any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

         13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                   ARTICLE XIV

                                  COUNTERPARTS


         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.


                           [signature pages to follow]

         IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

           Commitments                UNDERWRITERS RE CORPORATION
           -----------

                                      By:  /s/  Peter A. Bengelsdorf
                                           ---------------------------------

                                      Print Name:  Peter A. Bengelsdorf
                                                   -------------------------

                                      Title:  Vice President and
                                                Chief Financial Officer
                                              ------------------------------
                                              22801 Ventura Boulevard
                                              Woodland Hills, California 91364

                                      Attention:  Peter A. Bengelsdorf

                                              Telephone:  (818) 225-1000
                                              Telecopy:   (818) 225-8219


          $14,000,000                 THE FIRST NATIONAL BANK OF CHICAGO,
                                               Individually and as Agent

                                      By:  /s/  Marcia Saper
                                           ---------------------------------

                                      Print Name: Marcia Saper
                                                  --------------------------

                                      Title:  Vice President
                                              ------------------------------
                                              One First National Plaza
                                              Chicago, Illinois  60670

                                              Attention:  Marcia Saper

                                              Telephone:  (312) 732-4754
                                              Telecopy:   (312) 732-4033


          $13,000,000                 THE BANK OF NEW YORK

                                      By:  /s/  W. Michael George
                                           ---------------------------------

                                      Print Name:  W. Michael George
                                                   -------------------------

                                      Title:  Vice President
                                              ------------------------------
                                              One Wall Street
                                              Seventeenth Floor
                                              New York, New York 10286

                                              Attention:  Stratton R. Heath

                                              Telephone:  (212) 635-6466
                                              Telecopy:   (212) 809-9520

          $13,000,000               CIBC, INC.

                                    By:  /s/  Gail M. Golightly
                                         ----------------------------------

                                    Print Name:  Gail M. Golightly
                                                 --------------------------

                                    Title:  Vice President
                                            -------------------------------
                                            425 Lexington Avenue
                                            Sixth Floor
                                            New York, New York 10017

                                            Attention:  Stephen D. Reynolds

                                            Telephone:  (212) 856-3566
                                            Telecopy:   (212) 856-3599


          $13,000,000               CREDIT LYONNAIS, NEW YORK BRANCH

                                    By:  /s/  Jacques Mounier
                                         ----------------------------------

                                    Print Name:  Jacques Mounier
                                                 --------------------------

                                    Title:  Senior Vice President-Treasurer
                                            -------------------------------
                                            1301 Avenue of the Americas
                                            Seventeenth Floor
                                            New York, New York 10019

                                            Attention:  Susan A. Maros

                                            Telephone:  (212) 261-7407
                                            Telecopy:   (212) 261-3401


          $13,000,000               FIRST UNION NATIONAL BANK OF NORTH
                                    CAROLINA

                                    By:  /s/  Anne P. Benson
                                         ----------------------------------

                                    Print Name:  Anne P. Benson
                                                 --------------------------

                                    Title:  Vice President
                                            -------------------------------
                                            One First Union Center
                                            TW-19
                                            Charlotte, North Carolina
                                            28288-0735

                                            Attention:  Anne Benson

                                            Telephone:  (704) 374-6619
                                            Telecopy:   (704) 374-4092

          $13,000,000                     MELLON BANK, N.A.

                                          By: /s/ W. Scott Sanford
                                             ---------------------------------

                                          Print Name: W. Scott Sanford
                                                     -------------------------

                                          Title: Senior Vice President
                                                ------------------------------
                                                One Mellon Bank Center
                                                Pittsburgh, Pennsylvania 15258

                                                Attention:  W. Scott Sanford

                                                Telephone:  (412) 234-3098
                                                Telecopy:   (412) 234-9047


          $12,000,000                     SANWA BANK CALIFORNIA

                                          By: /s/ John C. Hyche
                                             ---------------------------------

                                          Print Name: John C. Hyche
                                                     -------------------------

                                          Title: Vice President
                                                ------------------------------
                                                Insurance and Financial Services
                                                601 South Figueroa Street
                                                Los Angeles, California 90017

                                                Attention:  John C. Hyche

                                                Telephone:  (213) 896-7543
                                                Telecopy:   (213) 896-7282

          $ 9,000,000                     UNION BANK, N.A.

                                          By: /s/ Richard H. Palmer
                                             ---------------------------------

                                          Print Name: Richard H. Palmer
                                                     -------------------------

                                          Title: Vice President
                                                ------------------------------


                                          By: /s/ Patricia C. Rohling
                                             ---------------------------------

                                          Print Name: Patricia C. Rohling
                                                     -------------------------

                                          Title: Vice President and Manager
                                                ------------------------------
                                                Thirteenth Floor
                                                445 South Figueroa Street
                                                Los Angeles, California 90017

                                                Attention:  Richard Palmer

                                                Telephone:  (213) 236-5596
                                                Telecopy:   (213) 629-5328

           -----------
          $100,000,000
           -----------